Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of April 21, 2024 (this “Agreement”), is made and entered into by and among CoStar Group, Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of Matterport, Inc., a Delaware corporation (the “Company”). Parent and each of the Stockholders are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Matrix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Matrix Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), are entering into an Agreement and Plan of Merger and Reorganization, dated April 21, 2024 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub I will merge with and into the Company (the “First Merger”) and each of the Company’s issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (“Company Common Stock”), other than any shares cancelled pursuant to Section 3.1(a) of the Merger Agreement and any Dissenting Shares, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act) of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (all such shares, together with any shares of Company Common Stock that are hereafter issued to, or otherwise acquired or owned (including beneficial ownership) by, such Stockholder prior to the termination of this Agreement, being referred to herein as the “Existing Shares”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1      Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Company Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares and (2) any shares of Company Common Stock or other voting capital stock of the Company and any Securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder acquires beneficial ownership of during the Voting Period (as defined in Section 3.1).

“Permitted Transfer” means: (a) if a Stockholder is an individual, (i) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Authority, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Law upon such Stockholder’s death, (iii) to any charitable foundation or organization, including donor advised funds, or (iv) to any Affiliate of such Stockholder; or (b) if a Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of such Stockholder or (ii) to any Affiliate of such Stockholder if, in the case of any of the foregoing Transfers, as a precondition to such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of such Stockholder under, this Agreement by executing and delivering a joinder agreement in form and substance reasonably acceptable to Parent (each, a “Joinder”).

“Security” means, with respect to any Person, any series of common stock, preferred stock and any other equity interest or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock or any other equity interest or capital stock of such Person), however described and whether voting or non-voting.

“Transfer” means (a) any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option, put, call, derivative or other Contract, arrangement or understanding with respect to any current or future sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) of any of the Covered Company Shares or any interest in any of the Covered Company Shares (in each case other than this Agreement or the Merger Agreement), (b) the deposit of any of the Covered Company Shares into any voting trust or similar arrangement, the entry into any voting agreement or arrangement that is inconsistent with this Agreement (for clarity, other than this Agreement and except for customary arrangements with the Stockholder’s prime broker and/or custodian for the sole purpose of holding such Covered Company Shares for the account of the Stockholder) with respect to any of the Covered Company Shares or the grant of any proxy or power of attorney (except for customary arrangements with the Stockholder’s prime broker and/or custodian for the sole purpose of holding such Covered Company Shares for the account of the Stockholder) with respect to any of the Covered Company Shares, or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

Article II

VOTING AGREEMENT

Section 2.1      Agreement to Vote.

(a)            Each Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, at the Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Company Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(i)            appear, in person or by proxy, at each such meeting or otherwise cause all of such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:

(1)            in favor of the adoption of the Merger Agreement and approval of the Mergers and the transactions contemplated thereby and any other action reasonably requested by Parent in furtherance thereof;

(2)            in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption of the Merger, the Merger Agreement and the transactions contemplated thereby;

(3)            against any Competing Proposal; and

(4)            against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, impair, interfere with, delay, postpone, or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement (including the consummation in each case thereof) or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of his, her or its obligations under this Agreement, including any action, agreement or transaction that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in the Merger Agreement not being satisfied, or that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement.

(b)            Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. The obligations of each Stockholder in this Section 2.1 shall apply whether or not the Mergers or any action above is recommended by the Company Board (or any committee thereof).

(c)            For the avoidance of doubt, nothing in this Agreement shall: (i) obligate any Stockholder to exercise any option or any other right to acquire any shares of Company Common Stock or (ii) require the Stockholders to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that reduces the Merger Consideration or changes the form of the Merger Consideration. Except as expressly set forth in this Section 2.1, the Stockholders shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 2.2      No Inconsistent Agreements. Each Stockholder severally, but not jointly, represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement or understanding with respect to any Covered Company Shares and at any time while this Agreement remains in effect shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Covered Company Shares, (b) has not granted, nor shall grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Covered Company Shares, (c) has not given, and shall not give at any time while this Agreement remains in effect, any voting instructions or authorities in any manner inconsistent with Section 2.1 hereof with respect to any of the Covered Company Shares, (d) has not taken, nor shall take at any time while this Agreement remains in effect, any action that would (1) make any representation or warranty of such Stockholder contained herein untrue or incorrect, (2) violate or conflict with such Stockholder’s covenants and obligations under this Agreement or (3) otherwise have the effect of preventing such Stockholder from performing any of his, her or its obligations under this Agreement. Each Stockholder further agrees to cooperate with any reasonable requests of either Parent or the Company to effect the transactions contemplated by the Merger Agreement, including the Merger.

Section 2.3      Return of Proxy. Each Stockholder shall execute and deliver (or cause the applicable holders of record to execute and deliver), within ten (10) days of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 2.1, which shall be voted in the manner described in Section 2.1. At Parent’s reasonable request, each Stockholder will provide reasonable evidence of such execution and delivery of such proxy card or voting instructions.

Article III

OTHER COVENANTS

Section 3.1      Restrictions on Transfers. Each Stockholder hereby agrees that effective as of the date hereof and continuing until the termination of this Agreement in accordance with Section 5.1 hereof (the “Voting Period”), such Stockholder shall not, directly or indirectly, Transfer, offer to Transfer, or consent to a Transfer of, any Covered Company Shares or any beneficial ownership interest or any other interest therein, unless such Transfer is a Permitted Transfer and, as a precondition to such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of such Stockholder under, this Agreement by executing and delivering a Joinder; provided, however, that (a) if a Stockholder is a natural Person or trust affiliated with a natural Person, such Stockholder may sell such Stockholder’s Covered Company Shares pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act that is described on Schedule III hereto or (b) a Stockholder may dispose of or surrender any of such Stockholder’s Covered Company Shares to the Company (or effect a “net exercise” or “net settlement” of a Company Equity Award) to the extent required to pay the exercise price or satisfy Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Equity Awards. On the execution and delivery of a Joinder by such transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. Any Transfer or attempted Transfer of any Covered Company Shares in violation of this Agreement shall be null and void ab initio. If any involuntary Transfer of all or any portion of the Covered Company Shares shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Company Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.1 hereof.

Section 3.2      No Solicitation. From the date of this Agreement until the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated, each Stockholder shall not, nor shall it permit or authorize any of its Representatives to, directly or indirectly, (a) initiate, seek, facilitate, solicit or knowingly encourage (including by way of furnishing information or assistance of any kind) the making of any Competing Proposal or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal, (b) enter into, continue or otherwise participate or engage in negotiations or discussions with (it being understood that the Stockholder may inform Persons of the provisions contained in this Section 3.2), or furnish (or cause to be furnished) any material nonpublic information to, any Third Party relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, or (c) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal. Each Stockholder shall, and shall instruct its Representatives to, immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal. Each Stockholder agrees that it will promptly inform his, her or its Representatives of the obligations undertaken in this Section 3.2.

Section 3.3      Waiver of Appraisal Rights; Litigation. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Mergers that it may at any time have under applicable Law. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub I, Merger Sub II, the Company or any of their respective successors or Representatives (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 3.4      Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.5      Termination of Certain Agreements. Each Stockholder shall take all necessary action to, effective immediately prior to the First Effective Time, terminate all agreements to the extent relating to the rights and obligations of the Covered Company Shares (other than the Merger Agreement or any other ancillary agreement entered into in connection therewith) between such Stockholder and the Company or a Subsidiary of the Company, without any liability or obligation.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.1      Representations and Warranties of each Stockholder. Each Stockholder hereby severally, but not jointly, represents and warrants to Parent as follows:

(a)            Organization. Such Stockholder, to the extent such Stockholder is an entity, is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable.

(b)            Authority; Execution and Delivery; Enforceability. If such Stockholder is not a natural person, (i) such Stockholder has all necessary corporate or other entity power and authority to execute, deliver and perform its obligations under this Agreement and (ii) the execution, delivery and performance by such Stockholder of this Agreement and the compliance by such Stockholder with each of its obligations herein have been duly and validly authorized by all necessary corporate or other entity action on the part of such Stockholder. If such Stockholder is a natural person, such Stockholder has all requisite legal capacity, right and authority to execute, deliver and perform such Stockholder’s obligations under this Agreement. Each Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)            Ownership of Shares. As of the date hereof, such Stockholder is the sole beneficial owner and (except as may be set forth on Schedule I hereto) sole owner of record of the Existing Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws, and such Existing Shares constitute all of the shares of Company Common Stock beneficially owned or owned of record by such Stockholder. All of the Covered Company Shares owned by the Stockholder during the Voting Period will be solely beneficially owned and owned of record by such Stockholder except to the extent such Covered Company Shares are transferred after the date hereof pursuant to a Permitted Transfer. Except as set forth on Schedule I hereto, such Stockholder has and will have at all times through the Voting Period sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Company Shares owned by the Stockholder.

(d)            No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder nor compliance by such Stockholder with any of the terms or provisions hereof will (i) with respect to a Stockholder that is not a natural person, violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of such Stockholder, (ii) conflict with or violate any Law applicable to such Stockholder or by which any of such Stockholder’s properties or assets are bound or affected, (iii) violate, conflict with, result in any breach of any provision of, or loss of any benefit under, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation under, or require the consent of, notice to, or filing with any third Person pursuant to any terms or provisions of any Contract to which the Stockholder is a party or by which any property or asset of the Stockholder is bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of such Stockholder (including any Covered Company Shares), except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to materially impair such Stockholder’s ability to perform his, her or its obligations under this Agreement on a timely basis.

(e)            Consents and Approvals. The execution, delivery and performance by such Stockholder of this Agreement do not and will not require any Consent of, or filing with, any Governmental Authority (excluding filings with the SEC under applicable securities Laws and applicable Antitrust Laws).

(f)            Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Stockholder contained herein. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of their own choosing. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Mergers and the other transactions contemplated thereby.

(g)            No Actions. Such Stockholder shall not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that (i) the execution and delivery of this Agreement by the Stockholder is invalid, or (ii) the approval of the Merger Agreement by the Company Board breaches any fiduciary duty of the Company Board or any member thereof to the Company, such Stockholder or any other Stockholders.

(h)            Legal Proceedings. As of the date hereof, there are no proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s assets or properties or (with respect to a Stockholder that is not a natural person) any of the officers, directors or similar controlling persons of such Stockholder in each case, that would reasonably be expected to prevent, delay or impair the performance by such Stockholder of its obligations under this Agreement on a timely basis.

(i)            Brokers. Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter, no investment banker, broker or finder or other intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission from Parent, Merger Sub I, Merger Sub II or the Company (or any of their Subsidiaries) in connection with this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 4.2      Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a)            Organization. Parent is duly organized and validly existing under the Laws of the State of Delaware.

(b)            Authority; Execution and Delivery; Enforceability. Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Parent of this Agreement and the compliance by Parent with each of its obligations herein have been duly and validly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each Stockholder of this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)            No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) violate any provision of the certificate of incorporation or bylaws of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any of Parent’s properties or assets are bound or affected, (iii) violate, conflict with or result in any breach of any provision of, or result in the loss of any benefit under, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which Parent is a party or by which any property or asset of Parent is bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Parent, except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement on a timely basis.

Article V

termination

Section 5.1      Termination. This Agreement shall terminate upon the earliest to occur of (a) with respect to any Stockholder, the termination of this Agreement by the mutual written consent of Parent and such Stockholder; (b) the valid termination of the Merger Agreement in accordance with its terms prior to the First Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that reduces the Merger Consideration or changes the form of the Merger Consideration; and (d) the First Effective Time. In the event of the termination of this Agreement in accordance with this Section 5.1, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than this Section 5.1 and Article VI, which provisions shall survive such termination; provided, however, that, nothing in this Section 5.1 shall relieve any Party from liability for fraud or willful breach (as each term is defined in Section 8.2 of the Merger Agreement) of this Agreement prior to the termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Article VI

MISCELLANEOUS

Section 6.1      Publication. Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release, reasonably determined to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, his, her or its identity and ownership of shares of Company Common Stock, the nature of his, her or its commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure (“Stockholder Information”), and (ii) hereby agrees to cooperate with Parent in connection with such filings, including providing Stockholder Information requested by Parent. As promptly as practicable, each Stockholder shall notify Parent of any required corrections with respect to any Stockholder Information supplied by Stockholder, if and to the extent such Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any respect.

Section 6.2      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. All rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.

Section 6.3      Further Assurances. Each of the Parties agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to give effect to the obligations of the Parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary to effectuate this Agreement.

Section 6.4      Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of his, her or its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of his, her or its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.5      Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

(a)            if to Parent, to:

CoStar Group, Inc.

1331 L Street, NW

Washington, DC 20005

Attention: Scott Wheeler, Gene Boxer

Email: *****

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York, NY 10020
Attention: Charles K. Ruck, Daniel E. Rees
Email: *****

(b)            if to a Stockholder, as set forth on Schedule II hereto

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Louis Lehot, Brandee Diamond
Email: *****

or to such other address or email address for a party as shall be specified in a notice given in accordance with this Section 6.5.

Section 6.6      Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6.7      Entire Agreement; Third Person Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective permitted successors and assigns. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

Section 6.8      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the intent of this Agreement and the transactions contemplated hereby be fulfilled as originally contemplated to the fullest extent possible.

Section 6.9      Assignment. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 6.10      Headings; Interpretation.

(a)            The Parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)            The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs and schedules are to the articles, sections and paragraphs of, and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to his, her or its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to April 21, 2024, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 6.11      Governing Law. This Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent or any Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.12      Specific Performance. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties hereto acknowledge and agree that, prior to any termination of this Agreement in accordance with Section 5.1 hereof, the Parties hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.13      Consent to Jurisdiction.

(a)            Each of the Parties hereto hereby, with respect to any legal claim or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for himself, herself or itself and with respect to his, her or its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent and each Stockholder agrees that a final and nonappealable judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each Party hereto irrevocably consents to the service of process in any claim or proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to his, her or its address as specified in or pursuant to Section 6.5 hereof and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or proceeding and shall otherwise constitute effective and binding service in every respect.

Section 6.14      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 6.15      Capacity as a Stockholder. The Stockholders make their agreements and understandings herein solely in their capacities as record holders and beneficial owners of the Covered Company Shares. Nothing in this Agreement: will limit or affect any actions or omissions taken by Stockholder in Stockholder's capacity as a director or officer of the Company or its Subsidiaries, including in exercising rights of the Company under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or from complying with the Stockholder’s fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company or any of its Subsidiaries, in each case, if applicable.

Section 6.16      Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Mergers or the transactions contemplated by the Merger Agreement are consummated.

Section 6.17      No Recourse. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company.

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